Exhibit 10.11

Employment Agreement

Dated as of 17 June, 2021

by and between

Monte Rosa Therapeutics AG	(the Company)
Aeschenvorstadt 36, 4051 Basel, Switzerland

and

Dr. John Castle	(the Executive)
Rudolf-Diesel-Strasse 40, 55131 Mainz, Germany

(The Company and the Executive are also referred to as Party or Parties)

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Employment Agreement

Preamble

A.	The Executive and the Company have entered into an employment relationship on 2 June, 2021 pursuant to an employment agreement dated 31 January, 2021 (the Prior Agreement).

B.	With regard to the public offering of the Company’s equity securities, the Company has come to the conclusion to revise and renew the previous agreements with its Executives.

C.	The Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions.

D.	Therefore, the Parties enter into the following new employment agreement (the Employment Agreement), which replaces all previous agreements between the Parties:

1.	Commencement Date

This Employment Agreement with the Executive starts as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933 (the Commencement Date). It shall be concluded for an indefinite period.

2.	Position

2.1.	Function

The Executive shall serve as the Chief Data Scientist of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the CEO) or other duly authorized executive. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. The Executive shall be working 100%.

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2.2.	Group Structure

The Executive acknowledges that the Company is part of a group of companies ultimately controlled by Monte Rosa Therapeutics, Inc. (each such company including the holding company a Group Company). The Executive acknowledges that the Executive will need to work with and/or report to other employees and/or officers of other Group Companies.

2.3.	Work for Third Parties

The Executive is not entitled to work for any third party or to engage in any gainful employment without the preceding written approval of the Company.

2.4.	Conflict of Interests

The Executive shall avoid any conflict of interest and inform the Company immediately if any potential conflict of interest arises.

A conflict of interest arises especially in case of a participation in suppliers or clients of the Company or in a Group Company.

3.	Place of Work

The Executive’s principal place of work shall presently be at the premises of the Employer at Technologiepark Basel, Hochbergerstrasse 60C, 4057 Basel, Switzerland.

Nevertheless, the Executive understands and agrees that the Executive may, in the course of the Employment and where reasonably requested by the Company, be required to travel to and work in other places and countries.

4.	Compensation

4.1.	Base Salary

The Executive shall receive an annual base salary of CHF 294,972 gross (the Base Salary), payable in twelve monthly instalments of CHF 24,581 gross each at the end of the month, plus any mandatory contributions for family and children allowances.

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4.2.	Relocation / Travel

The Employee will be reimbursed, within the first 12 months, for relocation and / or travel expenses up to a maximum of CHF20,000 (twenty thousand CHF) as evidenced by written receipt(s).

4.3.	Bonus

The Executive shall be entitled to a target annual bonus payment of 35% of the base salary. Pay-out of this bonus will be at the full discretion of the Board of Directors of the Company (the Board) or the Compensation Committee of the Board (the Compensation Committee).

Legally, the bonus constitutes a real gratuity (“echte Gratifikation”) within the meaning of Art. 322d of the Swiss Code of Obligations. It is therefore neither a salary component in whole or in part nor otherwise contractually owed. In any case, the Executive must be employed by the Company on the day such bonus would become due. No bonus payment can be used to derive any individual legal claims to (future) bonus payments, neither in principle nor in terms of amount. This applies even if the Company makes bonus payments for several years and without an explicit reservation of voluntariness.

4.4.	Deductions

From the salary (as defined by the applicable laws and regulations, which may include bonuses, allowances, participations and further Additional Payments) any portions of Executive’s social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage compensation), ALV (Unemployment insurance), UV (Accidence insurance), KTG (daily allowance insurance), premiums to pension schemes (cp. Regulations of the pension fund) and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Executive.

5.	Expenses

The Executive shall be entitled to reimbursement by the Company of out-of-pocket business expenses reasonably incurred by the Executive during the Employment in the performance of the Executive’s duties under this Employment Agreement. However, the reimbursement is subject to (i) the submission of relevant vouchers and receipts and (ii) the compliance with the reimbursement policies of the Company possibly established and amended from time to time.

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6.	Participation Plan

The Executive may be given the opportunity by the Company or a Group Company to participate in the growth of the Employer or a Group Company (the Participation) pursuant to a participation plan such as, for instance, an employee share option plan or a share plan, and as amended from time to time (the Participation Plan). It is in the full discretion of the Company or the Group Company issuing such Participation Plan to issue and/or to amend such Participation Plan at any time.

7.	Termination

A notice period of 3 months shall be effective (as per the end of each month).

The Employment is being terminated automatically at the end of the month in which the Executive reaches the retirement age according to the federal law of old-age and surviving dependents insurance (AHVG). In case of a permanent disability to work the same applies. In case of a partial permanent disability the Employment ends to the same extent as the Executive is declared disabled.

As soon as this employment agreement has been terminated or as agreed with the Employer, the Executive is deemed to resign with immediate effect from all other positions held with the Company, any of its Subsidiaries and its Affiliates.

8.	Severance Payment

The severance payment depends on whether the termination takes place on or within or after 12 months since a change in control. Change in Control shall mean a Sale Event as defined in the Company’s 2021 Stock Option and Incentive Plan (as the same may be amended from time to time) (the Change in Control).

8.1.	Termination outside the Change in Control Period

Without any Change of Control or after 12 months since the Change of Control, the Company shall pay the Executive an amount equal to six (6) months of the Executive’s Base Salary (the Severance Amount).

8.2.	Termination within the Change in Control Period

If the Termination of the Employment Agreement is on or within 12 months of such Change in Control (the Change in Control Period) and subject to the conditions set out in 8.2.1 and 8.2.2 hereafter, the Company shall pay the Executive a

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lump sum in cash in an amount equal to the sum of (A) nine (9) months of the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) 0.75 times the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher) (the Change in Control Payment).

The amounts payable under this Section 8.2 shall be paid or commence to be paid within 60 days after the Date of Termination.

8.2.1.	Termination by the Employer

In case the Employment Agreement has been terminated by the Employer, clause 8.2 shall only apply if the termination was not due to

•

the Executive’s willful misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes;

•

the Executive’s commission of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty, fraud or conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company if the Executive was retained in the Executive’s position;

•	the Executive’s continued non-performance of the Executive’s duties that has continued for more than 15 days following written notice of such non-performance;

•	a material breach by the Executive of the Restrictive Covenants Agreement or any other confidentiality, assignment, noncompetition and/or nonsolicitation obligations;

•	a material violation by the Executive of the Company’s lawful written employment policies;

•	the Executive’s diversion of any business or business opportunity of the Company for the benefit of any party other than the Company without the consent of the Company; or

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•

the Executive’s failure to cooperate with an internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

8.2.2.	Termination by the Executive

In case the Employment Agreement has been terminated by the Executive, clause 8.2 shall only apply if the termination was due to

•	a material diminution in the Executive’s responsibilities, authority or duties;

•

a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

•

a material change in the geographic location of the principal office of the Company to which the Executive is assigned, such that there is an increase of at least fifty (50) miles of driving distance to such location from the Executive’s principal residence as of such change; or

•	a material breach of this Agreement by the Company;

and

•	the Executive reasonably determines in good faith;

•	the Executive notifies the Company in writing of such reason within 60 days of the first occurrence;

•	the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the Cure Period), to remedy the reason for termination;

•	notwithstanding such efforts, the reason for termination continues to exist at the end of the Cure Period; and

•	the Executive terminates the Employment Agreement within 60 days after the end of the Cure Period.

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9.	Working Time

9.1.	General

The expected weekly working time of the Executive is 40 hours per week based on a 100% position).

9.2.	Overtime and Extra Hours

The Executive shall work extra hours and overtime and extra hours, if ordered or necessary for business and to the extent such work can reasonably be expected from the Executive in good faith.

The Base Salary as defined in Section 4.1 includes any and all remuneration for such overtime and extra hours, and the Executive shall have no entitlement to additional compensation for such overtime and/or extra hours, whether in cash or in kind.

If any additional compensation for overtime or excess hours work should ever become due based on any legal provisions, the Executive agrees that the Company can offset any bonus as per Section 4.2 as well as any other compensation in addition to the Base Salary, such as e.g. any gain resulting from equity based compensation (such as options, shares, phantom shares, etc.) granted during Employment, from such overtime/excess hours compensation.

10.	Vacation

The Executive is entitled to 22 business days of vacation per calendar year (based on 100% employment). For part time employment, this amount shall be calculated pro rata temporis.

Vacation, company holidays and paid absences are further detailed in our Internal Guidelines. These Guidelines can be amended from time to time.

11.	Illness, Paternity, Accident and Death

11.1.	Medical Certificate

If the Executive’s absence exceeds three business days, the Executive shall, without request by the Company furnish a medical certificate. However, the Company reserves the right to demand for a medical certificate in case of any absence, irrespective of the length of the absence. The Company is entitled to ask the Executive to consult a medical examiner at the Company’s expense.

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11.2.	Daily Allowance Insurance

The Company concluded a collective daily allowance which covers temporary work incapacity due to illness. The insurance benefits replace the statutory duty of the Company to continue to pay the Executive’s salary.

If an Executive is prevented from performing the Executive’s duties arising out of or relating to the Employment due to illness, then the Company will continue to pay the base salary pursuant to the collective daily allowance insurance (Krankentaggeldversicherung) of the Company, provided that the conditions of the collective daily allowance insurance are being met and that the Executive complies with the conditions of the collective daily allowance insurance and with the directives of the Company. In principle, the daily allowance insurance provides for the following coverage: After a waiting period of 30 days, 80 % of the Base Salary up to CHF 400’000.– during up to 730 days. During the waiting period of 30 days 100% of the Base Salary according to Section 5.1. is paid to the Executive.

After the waiting period, the Executive is not entitled to any remuneration (including his salary, bonus, flat expenses or private use of the company car, etc.) in addition to the insurance benefits.

The insurance premium for the daily allowance insurance is paid by the Company.

11.3.	Paternity

The Executive’s entitlement in the event of paternity is governed by the Federal law of wage compensation (EOG).

11.4.	Occupational and Non-occupational Accidents

During the Employment the Executive is insured for occupational and non-occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Company. Premiums for non-occupational accident insurance are paid by the Executive.

12.	Pension Plan

The Executive will enter into the Company Pension Plan into which both Executive and Employer will pay contributions as specified. The plan can be amended from time to time.

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13.	Intellectual Property Rights and work results

The Company is entitled to all work results and intellectual property (including, but not limited to inventions, designs and copyrights) created by the Executive in the course of the Employment and in performance of his contractual obligations, as well as all work results and intellectual property with the exception of inventions and designs created in the course of or in connection with the Employment, but outside of the accomplishment of a contractual duty (notwithstanding whether individually or with the assistance of any other individuals/employees or legal entities). All such intellectual property and work results vest irrevocably in the Company. The transfer of these intellectual property rights includes, amongst others, especially the copyrights on the works created by the Executive and therewith all rights mentioned in the articles 9 until 11 of the Swiss Copyright Act. This transfer and assignment of work results and intellectual property is worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future.

If any rights related to the work results and/or to intellectual property are not transferred by law, the Executive is obliged to transfer and assign and hereby transfers and hereby assigns said rights to the Company. To the extent certain jurisdictions do not provide for the assignability of work results or intellectual property and related rights, the Executive hereby grants to the Company an exclusive, worldwide, transferable, unlimited in time, irrevocable, sublicensable, fully paid-up and unrestricted license to in particular, without limitation, reproduce, make and have made, sell and offer to sell, import, export, carry in transit, manufacture, store, place on market, modify, develop, transfer, distribute, display publicly, broadcast, retransmit, perform and exploit such work results, intellectual property and related rights.

Compensation for the transfer said rights, in particular intellectual property rights or their licensing, respectively, is included in the Base Salary according to Section 4.1 The transfer of right, resp. the granting of rights of use also comprises work results and intellectual property rights which will be created in the future and concerns also future and not yet known rights of use. The Company especially acquires the right to change, revise or translate. The Executive especially waives his right to exercise any moral rights, to be mentioned as inventor or originator or to object to any first publication, change, modification or translation.

If any invention or design is created in the course of or in connection with the Employment, but outside of the accomplishment of a contractual duty, the Executive shall promptly inform the Company in writing. The Company hereby re

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serves title and ownership over such inventions and designs and commits to inform the Executive within six (6) months of its intent to acquire such ownership and title or to renounce to this prerogative. If the Company chooses to acquire the title and ownership over such invention or design, it shall compensate the Executive adequately. If the Company, at its sole discretion, expressly renounces its prerogatives hereunder, then the Executive shall own all rights, title and interest in and to such work results or intellectual property rights.

14.	Data Protection and Data Transfer

The Company will only process personal data of the Executive as reasonably required in relation with Executive’s suitability for the employment relationship or for the execution and performance of the Employment and the obligations resulting therefrom, or if the Employer is required to do so by law. We may also transfer personal data to Group Companies and other third parties within and outside of Switzerland, as explained further in the employee privacy notice.

15.	Non-Competition and Non-Solicitation

15.1.	Non-Competition

The Executive agrees that for a period of one year after termination of the Employment he will neither:

•

directly or indirectly, once, occasionally or professionally, under the Executive’s name or under a third party name, on behalf of his own or on behalf of third parties account compete with the Company or a Group Company; nor

•

engage in any way in any enterprise competing with the Company or a Group Company, and the Executive also agrees not to found, assist or promote any business being active in the same line of business as the Company or another Group Company.

Particularly, any small molecular glue activity shall be considered as competing activity. Currently, especially C4, Kymera, Nurix, Arvinas and other companies with similar focus are considered enterprises competing with the Company or a Group Company.

This non-compete obligation shall apply to the whole territory for which the Executive was responsible for during the Employment and/or to the whole territory in which the Executive was working with products of the Company or a Group Company during the Employment, but at least to the territory of Switzerland and the Swiss market.

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15.2.	Non-Solicitation

For a period of one year after termination of the Employment the Executive shall abstain directly or indirectly from:

(i)	enticing away, soliciting or interfering with any personnel from the Company or another Group Company with whom the Executive was in contact during his Employment; or

(ii)

enticing away, soliciting or interfering with clients or contacts of the Company or another Group Company with whom the Executive had contact during the last three years prior to the termination of the Employment or about whom he gained knowledge during the Employment relationship.

16.	Confidentiality

The Executive will have access to confidential and proprietary information relating to the business and operations of the Company, other Group Companies and their clients. Such confidential and proprietary information constitutes a unique and valuable asset of the Company and other Group Companies and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company or another Group Company, would be wrongful and would cause irreparable harm to the Company.

The Executive is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not use during the Employment or after termination of the Employment directly or indirectly for any purpose other than for the sole benefit of the Company or another Group Company, or disclose or permit to be disclosed to any third person or entity, any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

The Executive may not make any statement to the media, as far as he is not authorized to do so by the responsible executive.

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17.	Third-Party Agreements

The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

18.	Litigation

During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.

During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 18.

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19.	Miscellaneous

19.1.	Entire Agreement

This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

19.2.	Amendments

Any amendments or supplementation of this Employment Agreement shall require written form. The written form may be dispensed only in writing.

19.3.	Governing Law and Jurisdiction

This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant party or where the Executive normally performs his duties.

19.4.	Execution

The Parties have duly executed this Employment Agreement in two originals, each Party receiving one original.

20.	Condition Precedent

This Agreement will only come into effect if all necessary work permits have been granted by the local authorities and it will automatically end with the expiration of such permits.

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Signatures
Company	Monte Rosa Therapeutics AG
Boston, 6/17/2021	/s/ Markus Warmuth
Place, date	Markus Warmuth
Chief Executive Officer
Executive
Basel, Switzerland, 6/17/2021	/s/ John Castle
Place, date	John Castle

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